Exhibit 99.1

Metropolitan Health Networks Reports Record First Quarter 2009 Results

Company Expects to Continue Strong Performance in 2009 and Sets Stage to Meet the Challenges of 2010 and Beyond

WEST PALM BEACH, Fla.--(BUSINESS WIRE)--May 5, 2009--Metropolitan Health Networks, Inc. (NYSE AMEX:MDF), a leading provider of healthcare services in Florida, today announced the financial results for their first quarter ended March 31, 2009. Highlights from the quarter include the following:

  Revenue of $90.4 million, a 19% increase compared to the first quarter of 2008;
  net income of $4.0 million or $0.09 per basic share, compared to a net loss of $337,900 or $(0.01) per basic share for the same quarter last year;
  7% increase in total customer months, and,
  the repurchase of 6.3 million shares through May 1, 2009.

First Quarter Financial and Operating Results:

The Company recognized revenue of $90.4 million for the first quarter, as compared to $76.0 million in the 2008 first quarter, a 19.0% increase. Net income for the 2009 first quarter was $4.0 million or $0.09 per basic share and $0.08 per diluted share, as compared to a net loss of $337,900 or $(0.01) per share basic and diluted for the same quarter last year.

The Company’s consolidated medical expense ratio, or MER, was 87.9% in the first quarter of 2009 compared to 90.0% in the same quarter of 2008 and 88.4% for full year 2008. Operating expenses dropped 44.6% from $8.3 million in the 2008 first quarter to $4.6 million in 2009, primarily the result of the sale of the Company’s Medicare Advantage plan, or HMO, in August 2008.

Customer Information:

There was a net increase of 1,900 Medicare Advantage customers served by the Company between March 2008 and March 2009 to 34,900. Total customer months, the combined total customers for each month of the measurement period, increased by 7% to 105,500 in 2009, up from 98,600 in the 2008 period.

Balance Sheet Highlights:

Cash, cash equivalents and short-term investments at March 31, 2009 totaled $34.9 million. This compares to $36.3 million at December 31, 2008. During the first quarter, $2.2 million of cash was used to repurchase 1.5 million shares of the Company’s common stock. The Company had a working capital surplus of $36.7 million as of March 31, 2009 as compared to a surplus of $34.5 million as of December 31, 2008. The Company has no outstanding debt and stockholders’ equity increased $2.1 million from $42.8 million at December 31, 2008 to $44.9 million at March 31, 2009.

Share Repurchase Program:

On October 3, 2008, Metropolitan Health Networks announced that its Board of Directors had authorized the repurchase of up to 10 million shares of the Company’s outstanding common stock. Through March 31, 2009 the Company has repurchased 5.7 million shares of its common stock at an average cost of $1.73 per share. Shares repurchased as of May 1, 2009 totaled 6.3 million. The number of shares to be repurchased and the timing of the purchases will be influenced by a number of factors, including the then prevailing market price of the common stock of the Company, other perceived opportunities that may become available to the Company, and regulatory requirements.

Michael Earley, Chairman and Chief Executive Officer, commented, “We are very pleased with our first quarter results, representing high watermarks in terms of customers served, revenues, and earnings. The results of the quarter are a reflection of the groundwork that was laid over the last 18 months by our hard working managers, medical professionals, and staff. Through various operating initiatives, and with the well-timed sale of our HMO, we are now seeing further performance being unlocked in almost every aspect of our business. With the buy-in of all team members we are building an organization ideally positioned for the future of healthcare.”

Continuing, Earley noted, “The business of providing and coordinating health care services to seniors is poised for explosive growth as baby boomers begin reaching age 65. Our job remains to position our business to serve this important market and to be mindful of the changes, challenges and uncertainties facing the health care industry, and Medicare Advantage in particular. As our target population base continues to grow, we will meet the downward pressure on future premiums with a sharpened focus on our core operations and, we expect to thrive as we take full advantage of our hard earned operating expertise, our scale in the markets we serve, and our strong balance sheet. Initiatives like our early commitment to the now much-discussed Patient Centered Medical Home operating model, a model of coordinated care, e-prescribing, and our progress with the implementation of electronic medical records, are excellent examples of the current forward thinking nature of the Metropolitan organization as a whole. Combined with the trust we continue to foster with all of our working and industry partners and, above all, the customers we serve, we believe the future of our business looks bright.”

Conference Call Information:

Metropolitan Health Networks will hold a conference call to review its first quarter 2009 results on Tuesday, May 5, 2009 at 11:00 a.m. Eastern. The call will be hosted by Michael Earley, Chairman and Chief Executive Officer. Interested parties may access the conference call by dialing the following numbers: (888) 713-4218 (domestic) or (617) 213-4870 (international), pass code # 34831837. The call will also be available via web cast at www.metcare.com, http://www.streetevents.com, http://www.fulldisclosure.com.

Participants may pre-register for the call at

https://www.theconferencingservice.com/prereg/key.process?key=PKLC3RPPQ. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on May 12, 2009, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 52850934. The call will also be archived on our website.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to meet our cost projections under various provider agreements with Humana; (ii) our failure to accurately estimate incurred but not reported medical benefits expense; (iii) pricing pressures exerted on us by managed care organizations and the level of payments we indirectly receive under governmental programs or from other payors; (iv) future legislation and changes in governmental regulations; (v) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (vi) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is anticipated to be filed within several business days.

Financial Tables to Follow

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2009	December 31,
	(unaudited)	2008
CURRENT ASSETS
Cash and equivalents	$2,494,005	$2,701,243
Investments, at fair value	32,400,796	33,641,140
Accounts receivable, net	107,585	286,003
Due from Humana	7,660,741	2,823,355
Inventory	267,453	315,811
Prepaid expenses	719,589	570,792
Deferred income taxes	283,522	262,874
Other current assets	53,538	266,007
TOTAL CURRENT ASSETS	43,987,229	40,867,225

PROPERTY AND EQUIPMENT, net	1,254,831	1,336,094
RESTRICTED CASH	1,412,054	1,408,089
DEFERRED INCOME TAXES	1,030,985	980,842
OTHER INTANGIBLE ASSETS, net	1,101,946	1,184,142
GOODWILL, net	2,587,332	2,587,332
OTHER ASSETS	777,493	780,631
TOTAL ASSETS	$52,151,870	$49,144,355

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$646,478	$483,621
Accrued payroll and payroll taxes	1,687,650	2,288,224
Income taxes payable	3,227,981	1,865,926
Accrued termination costs of HMO administrative services agreement	900,000	1,080,000
Accrued expenses	811,228	621,854
TOTAL CURRENT LIABILITIES	7,273,337	6,339,625

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.001 per share; stated value $100 per share;
10,000,000 shares authorized; 5,000 issued and outstanding	500,000	500,000
Common stock, par value $.001 per share; 80,000,000 shares authorized;
47,104,047 and 48,251,395 issued and outstanding at March 31, 2009 and December 31, 2008, respectively	47,104	48,251
Additional paid-in capital	35,689,810	37,649,331
Retained earnings	8,641,619	4,607,148
TOTAL STOCKHOLDERS' EQUITY	44,878,533	42,804,730
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$52,151,870	$49,144,355

The accompanying notes are an integral part of the condensed consolidated financial statements.

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
REVENUE	$90,440,732	$76,014,498

MEDICAL EXPENSE
Medical claims expense	75,921,028	65,237,005
Medical center costs	3,584,522	3,151,534
Total Medical Expense	79,505,550	68,388,539
GROSS PROFIT	10,935,182	7,625,959

OPERATING EXPENSES
Payroll, payroll taxes and benefits	2,709,095	3,752,437
Marketing and advertising	39,047	1,368,103
General and administrative	1,826,258	3,131,096
Total Operating Expenses	4,574,400	8,251,636
OPERATING INCOME (LOSS)	6,360,782	(625,677)

OTHER INCOME:
Investment income	231,968	81,067
Other income	2,985	2,859
Total Other Income	234,953	83,926

INCOME (LOSS) BEFORE INCOME TAXES	6,595,735	(541,751)
INCOME TAX EXPENSE (BENEFIT)	2,561,264	(203,850)
NET INCOME (LOSS)	$4,034,471	$(337,901)

NET EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.09	$(0.01)
Diluted	$0.08	$(0.01)

The accompanying notes are an integral part of the condensed consolidated financial statements.

CONTACT:
Metropolitan Health Networks, Inc.
Michael Earley, Chief Executive Officer, 561-805-8500
mearley@metcare.com
or
Al Palombo, Investor Relations, 212-554-5488
al@cameronassoc.com